UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 14, 2023
W. P. Carey Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland		001-13779	45-4549771
(State of incorporation)		(Commission File Number)	(IRS Employer Identification No.)

One Manhattan West, 395 9th Avenue, 58th Floor
New York,	New York		10001
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	WPC	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 — Entry into a Material Definitive Agreement.

The information contained in Item 2.03 of this Form 8-K is incorporated by reference in this Item 1.01.

Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 14, 2023 (the “Closing Date”), W. P. Carey Inc. (the “Company”) entered into the Fifth Amended and Restated Credit Agreement (the “Fifth Amended and Restated Credit Facility”), among the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) and certain lenders party thereto. The Fifth Amended and Restated Credit Facility (i) amends and restates the Fourth Amended and Restated Credit Agreement, dated as of February 20, 2020 (the “Prior Credit Facility”), among the Company, Bank of America, N.A., as administrative agent, and certain lenders party thereto and (ii) incorporates the Company’s existing €500 million term loan facility maturing April 24, 2026 (the “Euro Term Loan”) previously incurred under that certain separate Credit Agreement, dated as of April 24, 2023 (the “Euro Term Loan Agreement”), among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto. As a result, the Fifth Amended and Restated Credit Facility has the effect of replacing the Euro Term Loan Agreement. The economic terms of the Euro Term Loan included in the Fifth Amended and Restated Credit Facility were generally unchanged from those applicable under the Euro Term Loan Agreement, with the exception of certain minor changes to pricing methodology to conform to that applicable to the Refinanced Term Loans, as defined below.

The Fifth Amended and Restated Credit Facility (i) upsizes the existing $1.8 billion multicurrency revolving loan facility incurred under the Prior Credit Facility to $2.0 billion and extends the maturity of such facility by four years to February 14, 2029 (the “Revolving Facility”) and (ii) refinances each of the £270 million term loan facility and the €215 million term loan facility incurred under the Prior Credit Facility by extending the maturity date of each such term loan by three years to February 14, 2028, but without changing the principal amount of either such term loan (collectively, the “Refinanced Term Loans” and, together with the Revolving Facility, the “Facilities”). Each of the Refinanced Term Loans includes maturity date extension options that, subject to certain customary conditions, may be exercised either through (1) a single twelve-month maturity extension option, which is subject to the payment of an extension fee of 0.125% of the extended term loan amount or (2) one or both of the two six-month maturity extension options, each of which is subject to the payment of an extension fee of 0.0625% of the extended term loan amount. As of the Closing Date, the Revolving Facility had approximately $491 million outstanding.

The Fifth Amended and Restated Credit Facility also includes an incremental loan provision permitting the amount of loans and commitments to be increased to an aggregate amount not to exceed the U.S. dollar equivalent of $4.35 billion, which increase may be allocated to an increase to the Revolving Facility, either Refinanced Term Loan, the Euro Term Loan or one or more new term loans, in each case, subject to obtaining lender commitments to provide such increased amounts and satisfaction of certain other customary conditions provided in the Fifth Amended and Restated Credit Facility.

Loans under the Fifth Amended and Restated Credit Facility bear interest (i) in the case of borrowings in U.S. dollars, among other options, at an adjusted term or daily secured overnight financing rate (“SOFR”) and (ii) in the case of borrowings in foreign currencies, at the corresponding index rate for such currency, in each case, plus an applicable margin determined according to the credit ratings and leverage ratio of the Company and ranging from (x) in the case of the Revolving Facility, 0.725% to 1.400% and (y) in the case of the Refinanced Term Loans and the Euro Term Loan, 0.800% to 1.600%. The Company will also pay the lenders a facility fee determined according to the credit ratings and leverage ratio of the Company and ranging from 0.125% to 0.300% per annum on the total committed amount of the Revolving Facility. As of the Closing Date, based on the Company’s BBB+/Baa1 ratings and leverage ratio, (x) the applicable margin is 0.775% for borrowings under the Revolving Facility and 0.850% for the Refinanced Term Loans and the Euro Term Loan and (y) the facility fee for the Revolving Facility is 0.150% per annum. In the event that the Company’s leverage ratio (as defined in the Fifth Amended and Restated Credit Facility) falls to a level at or below 35% while ratings are not lower than BBB+/Baa1, such applicable margins and facility fee will be reduced to levels applicable as if the Company’s ratings were A-/A3 or better. The Fifth Amended and Restated Credit Facility also includes amendment provisions that, with the approval of the majority of the lenders, would permit the applicable margin (or, the case of the Revolving Facility, the aggregate of the applicable margin and the facility fee) to be reduced or increased by up to 5 basis points depending on performance against certain to-be-determined environmental, social and governance related key performance indicators.

The Fifth Amended and Restated Credit Facility requires that the Company comply on a quarterly basis with certain financial covenants, including a maximum leverage ratio test, a maximum secured debt ratio test, a minimum fixed charge coverage ratio test and a maximum unsecured debt to unencumbered asset value ratio test. The Fifth Amended and Restated Credit Facility contains customary representations, affirmative covenants and negative covenants applicable to the Company and its subsidiaries, subject to materiality and other qualifications, baskets and exceptions as specified in the Fifth Amended and Restated Credit Facility.

The Fifth Amended and Restated Credit Facility also contains customary events of default, including for nonpayment of principal, interest, fees or other amounts when due; material inaccuracies of representations or warranties; cross-default to other material indebtedness, the occurrence of certain bankruptcy events; undischarged material judgments; certain ERISA events; and certain changes of control. Upon the occurrence of an event of default, any outstanding loans may be accelerated and/or the revolving commitments of the lenders may be terminated.

On the Closing Date, none of the Company’s subsidiaries guaranteed the Company’s obligations under the Fifth Amended and Restated Credit Facility. The Company has the right to designate certain subsidiaries as additional borrowers for purposes of directly incurring loans under the Revolving Facility, subject to the conditions set forth in the Fifth Amended and Restated Credit Facility.

The Company has customary banking relationships with the lenders under the Fifth Amended and Restated Credit Facility.

A copy of the Fifth Amended and Restated Credit Facility is attached hereto as Exhibit 10.1 and is incorporated by reference herein. The description of the Fifth Amended and Restated Credit Facility above is qualified in its entirety by reference to the full text of the Fifth Amended and Restated Credit Facility.

Item 8.01 — Other Events.

On December 14, 2023, W. P. Carey issued a press release announcing its entrance into the Fifth Amended and Restated Credit Facility. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 — Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*
Fifth Amended and Restated Credit Agreement, dated as of December 14, 2023, among W. P. Carey Inc., each Designated Borrower from time to time party thereto, certain Subsidiaries identified therein, as Guarantors, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

99.1	Press Release issued by W. P. Carey on December 14, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted exhibits and schedules upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any exhibits or schedules so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

W. P. Carey Inc.

Date:	December 18, 2023	By:	/s/ ToniAnn Sanzone
ToniAnn Sanzone
Chief Financial Officer